www.genpt.com

News Release

April 29, 2025

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Changes to the Board and Declares Regular Quarterly Dividend

ATLANTA – Genuine Parts Company (NYSE: GPC), a leading global service provider of automotive and industrial replacement parts and value-added solutions, announced that its shareholders elected Ms. Laurie Schupmann as a new director of the company. Additionally, Messrs. Gary Fayard and Johnny Johns and Mses. Betsy Camp and Wendy Needham have each reached the mandatory retirement age for board members and have stepped down from their roles as directors.

Prior to her retirement in 2023, Ms. Schupmann spent nearly 40 years with PwC, an audit and assurance, consulting and tax advisory firm, serving in various leadership roles of increasing responsibility, including as a Global Client Partner from October 1995 to June 2023.

“We want to express our sincere gratitude to Gary, Johnny, Betsy and Wendy for their years of dedicated service, leadership and invaluable contributions to our Board,” said Paul Donahue, Non-Executive Chairman. “As they retire, we are also pleased to welcome Laurie to our Board of Directors. Her extensive financial and accounting background, combined with her leadership expertise, makes her a valuable addition to our Board, and we look forward to her future contributions to GPC.”

In addition, GPC’s Board of Directors declared a regular quarterly cash dividend of one dollar and three cents ($1.03) per share on the company’s common stock. The dividend is payable July 2, 2025 to shareholders of record June 6, 2025.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service provider of automotive and industrial replacement parts and value-added solutions. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 60,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company

Laurie Schupmann Named to Genuine Parts Company’s Board of Directors